        Valhi, Inc. (“Valhi”), Tremont LLC (“Tremont”) and TIMET Finance Management Company (“TFMC”) are the direct holders of approximately 63.2%, 21.1% and 0.4%, respectively, of the outstanding common stock of the issuer, NL Industries, Inc. (“NL”). Together, Valhi and Tremont may be deemed to control NL. Valhi is the sole member of Tremont and may be deemed to control Tremont. Titanium Metals Corporation (“TIMET”) is the sole stockholder of TFMC and may be deemed to control TFMC. Tremont, The Combined Master Retirement Trust (the "CMRT") and Valhi are the direct holders of approximately 39.7%, 8.4% and 1.1%, of the outstanding shares of TIMET common stock. Valhi also directly holds 14,700 6 5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities of the TIMET Capital Trust I (the "BUCs") that are convertible into 1,968 shares of TIMET common stock, or approximately 0.1% of the outstanding shares of TIMET common stock assuming the full conversion of only the BUCs Valhi directly holds. The spouse of Harold C. Simmons directly holds 1,600,000 BUCs that are convertible into 214,240 shares of TIMET common stock, or approximately 6.3% of the outstanding shares of TIMET common stock assuming the full conversion of only the BUCs she directly holds. Valhi Group, Inc. (“VGI”), National City Lines, Inc. (“National”), Contran Corporation (“Contran”), the Harold Simmons Foundation, Inc. (the “Foundation”), the Contran Deferred Compensation Trust No. 2 (the “CDCT No. 2”) and the CMRT are the direct holders of 77.6%, 9.1% 3.1%, 0.9%, 0.4% and 0.1%, respectively, of the common stock of Valhi. Together, VGI, National and Contran may be deemed to control Valhi. National, NOA, Inc. (“NOA”) and Dixie Holding Company (“Dixie Holding”) are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Together, National, NOA and Dixie Holding may be deemed to control VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National and together may be deemed to control National. Contran and Southwest Louisiana Land Company, Inc. (“Southwest”) are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA and together may be deemed to control NOA. Dixie Rice Agricultural Corporation, Inc. (“Dixie Rice”) is the direct holder of 100% of the outstanding common stock of Dixie Holding and may be deemed to control Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and may be deemed to control Dixie Rice. Contran is also the holder of approximately 88.9% of the outstanding common stock of Southwest and may be deemed to control Southwest.

        Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the “Trusts”), of which Mr. Simmons is the sole trustee, or is held by Mr. Simmons or persons or entities related to Mr. Simmons. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any shares of Contran stock that the Trusts hold.

        Harold C. Simmons is the chairman of the board and chief executive officer of the issuer and the chairman of the board of each of Tremont, Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran.

        The Foundation directly holds approximately 0.9% of the outstanding Valhi common stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board and chief executive officer of the Foundation and may be deemed to control the Foundation.

        The CDCT No. 2 directly holds approximately 0.4% of the outstanding Valhi common stock. U.S. Bank National Association serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable “rabbi trust” to assist Contran in meeting certain deferred compensation obligations that it owed to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due. Pursuant to the terms of the CDCT No. 2, Contran (i) retains the power to vote the shares of Valhi common stock held directly by the CDCT No. 2; (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

        The CMRT directly holds approximately 8.4% of the outstanding shares of TIMET common stock and 0.1% of the outstanding shares of Valhi common stock. Valhi established the CMRT to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies adopt. Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Valhi’s board of directors selects the trustee and members of the trust investment committee for the CMRT. Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT. He disclaims beneficial ownership of the shares held by the CMRT, except to the extent of his individual vested beneficial interest, if any, in the assets held by the CMRT.

        Valmont Insurance Company, a wholly owned subsidiary of Valhi (“Valmont”), NL and a subsidiary of NL directly own 1,000,000 shares, 3,522,967 shares and 1,186,200 shares, respectively, of Valhi common stock. Valhi is the sole stockholder of Valmont and may be deemed to control Valmont. Pursuant to Delaware law, Valhi treats the shares of Valhi common stock that Valmont, NL and the subsidiary of NL own directly as treasury stock for voting purposes and for the purposes of this statement are not deemed outstanding.

        By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, (a) Mr. Simmons may be deemed to control the entities described above and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares of NL common stock that Valhi, Tremont and TFMC hold directly. However, Mr. Simmons disclaims beneficial ownership of the shares of NL common stock beneficially owned, directly or indirectly, by any of such entities.

        Harold C. Simmons' spouse is the direct owner of 69,475 shares of NL common stock and 1,600,000 BUCs. Mr. Simmons may be deemed to share indirect beneficial ownership of such securities. Mr. Simmons disclaims beneficial ownership of all securities that his spouse holds directly.

        A trust of which Harold C. Simmons and his spouse are co-trustees and the beneficiaries are the grandchildren of his spouse is the direct holder of 4,760 shares of TIMET common stock. Mr. Simmons disclaims beneficial ownership of these shares